Exhibit 10.7

March 16, 2007

Mark Peek

951 17th Ave. East

Seattle, WA 98112

Dear Mark,

We are pleased to offer you a position with VMware, Inc. (the “Company”), a wholly owned subsidiary of EMC Corporation (“EMC”), as Chief Financial Officer, commencing at the earliest possible date. You will report to Diane Greene, President of VMware.

You will receive an annualized salary of $400,000.00 which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will also receive a special sign-on bonus of $67,000.00, net of taxes, payable within thirty (30) days following your date of hire.

You will be eligible to participate in the VMware Company Bonus Program as it may be amended from time to time. For 2007, you will have an annualized bonus target of $225,000.00. Payments will be made semi-annually on a prorated basis from your date of hire through the end of the bonus period. Terms and conditions of the bonus will be in accordance with the Bonus Program.

You will be eligible to participate in the Company’s benefit plans and programs available to our full-time regular employees.

A recommendation will be made to the Compensation Committee of EMC’s Board of Directors that you be granted a number of EMC restricted shares calculated to preserve the intrinsic value of the unvested outstanding equity (which you hold as of the date of this letter) that you forego upon resignation from your current employer. The number of restricted shares will be calculated based upon the closing share prices of EMC and your current employer on the date immediately preceding the date on which this award is approved by the Compensation Committee. The terms and conditions of the grant will be determined by the Compensation Committee on the day the grant is approved.

As incentive to share in the value created for VMware investors in the announced IPO, we will recommend to the VMware Board of Directors that you be granted an option to acquire 250,000 shares of VMware stock to be granted on the date of the IPO with an option exercise price equal to the IPO price per share. The terms and conditions of the options will be in accordance with the VMware, Inc. stock plan and stock option agreement.

Per our discussions, the Company will assist in the relocation of you and your family to the Bay Area consistent with the Company’s normal practice. To assist you in your transition to the Bay area, you will receive supplemental compensation in the gross amount of $7,000.01) per month for your first twenty-four (24) months of employment with the Company.

Your employment with the Company is “at will” meaning that either you or the Company is free to terminate the employment relationship at any time and for any reason, with or without notice.

Mark Peek

March 16, 2007

Page Two

As a condition of employment, you will be required to sign and comply with VMware’s Employment, Confidential Information, and Invention Assignment Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at VMware and non-disclosure of proprietary information. As a VMware employee, you will be expected to abide by company rules and policies.

In compliance with federal immigration law, on your date of hire you will be required to verify your legal right to work in the United States.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Betsy Sutter. A duplicate original is enclosed for your records. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you. This offer expires three (3) days from the date of this letter.

I am excited about you joining VMware and look forward to working with you.

Sincerely,

Diane Greene

President

diane@vmware.com

ACCEPTED AND AGREED TO this 19th day of March, 2007.

/s/ Mark S. Peek	Start Date:
(Employee Signature)

Enclosures:

Duplicate Original Letter